Exhibit 5.1

January 11, 2023

WEC Energy Group, Inc.

231 West Michigan Street

Milwaukee, WI 53203

Ladies and Gentlemen:

As Vice President and Deputy General Counsel of WEC Business Services LLC, I am providing this opinion in connection with (a) the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-260807) of WEC Energy Group, Inc., a Wisconsin corporation (the “Company”), which became effective upon filing on November 5, 2021 (the “Registration Statement”), of the Company’s debt securities and (b) the authorization and issuance by the Company of (i) $650,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due January 9, 2026 (the “2026 Notes”) and (ii) $450,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due January 15, 2028 (the “2028 Notes” and together with the 2026 Notes, the “Notes”), in each case, under an Indenture, dated as of March 15, 1999 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee (the “Trustee”), and Securities Resolution No. 14 under the Indenture.

In the capacity described above, I have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Indenture; (iv) the form of the Notes; (v) Securities Resolution No. 14 establishing the terms of the Notes; (vi) the Underwriting Agreement, dated January 9, 2023 (the “Underwriting Agreement”), between the Company and the several Underwriters named in Schedule A thereto providing for the issuance and sale of the Notes to the Underwriters; (vii) resolutions of the Board of Directors of the Company; and (viii) such other documents, and such matters of law, as I have deemed necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, I am of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2. The Notes have been duly authorized by the Company and (assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture), when executed and delivered pursuant to the Underwriting Agreement for the consideration provided therein, will have been duly executed, issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

I am a member of the bar of the State of Wisconsin and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement through its filing as an exhibit to a Current Report on Form 8-K filed by the Company and incorporated by reference therein. I also consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement and in the preliminary prospectus supplement and the prospectus supplement, both dated January 9, 2023, relating to the Notes. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Joshua M. Erickson
Joshua M. Erickson
Vice President and Deputy General Counsel,
WEC Business Services LLC